EMPLOYMENT AGREEMENT

This Employment Agreement (the “Agreement”) is made effective as of November 13, 2013 between Sharon Ullman (“Employee”) and Standard Gold Holdings, Inc., hereinafter referred to as (“SDGR” or the “Company”), who are hereinafter sometimes collectively referred to as “the parties” or singularly as a “party.”

WITNESSETH

WHEREAS, Sharon Ullman has been serving as the Chief Executive Officer since December 2011. SDGR desires to memorialize the employment of Sharon Ullman by SDGR upon the terms and conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants contained herein, the parties hereto agree as follows:

1. Employment Services. SDGR hereby agrees to employ the Employee as Chief Executive Officer and Employee hereby accepts such position under the terms and conditions set forth herein. Employee shall be subject to all the usual and customary office policies and procedures of the Company as may from time to time be established for Employees of similar grade and position.

2. Duties. Employee shall be retained by SDGR. During the Term of this Agreement, the Employee shall serve as the Chief Executive Officer of the Company and may also serve as an officer for each of its subsidiaries unless otherwise set forth in corporate documents, employment agreements with other employees or public filings. Employee shall carry out all assignments as directed by SDGR. In addition, Employee has responsibilities as a spokesperson which may involve handling press and public relations; decision maker which may involve high level policy and strategy decisions; leader which involves advising the board of directors; manager which involves presiding over the daily and long-term activities and operations of the Company and supervision of the Company’s management and employees; and shall be responsible for such other duties as are usual and typical for an employee of a company in similar positions and for the faithful discharge of such different or additional duties as may be reasonably established by management of the Board of Directors. Employee shall review all communication the Company has with outside parties that may affect any and all existing and future investments and funding to the Company.

3. Term. The term of the employment shall be for a Three (3) year period commencing on November 1, 2013 and ending on October 31, 2016 (the “Term”), unless sooner terminated by the Company or the Employee in accordance with the terms of this Agreement or pursuant to Section 6 below.

4. Extent of Services. The Employee shall devote substantial time, attention and energy to her duties hereunder and shall use her best efforts to promote the business of SDGR and/or its subsidiaries during the Term of this Agreement. The Employee may engage in other activities, such activities include serving on the Board of Directors of other corporations/organizations, and/or advising other corporations/organizations in each case to the extent that such activities do not materially detract from or limit the performance of the Employee’s duties under this Agreement, or inhibit in any material way the business of SDGR and/or its subsidiaries. The Employee will engage in no activity, paid or otherwise, for a competitor of SDGR so long as this Agreement is in effect. Employee may invest her assets in such manner as will not require any services to be performed on her part in the operation or affairs of the companies in which such investments are made, but only if such investments are consistent with this Agreement. The Employee shall perform all duties in a professional, ethical and businesslike manner.

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5. Compensation and Benefits. As compensation for her services hereunder, during the Term of the Agreement, SDGR agrees:

a)	To make payments to Employee of Twelve Thousand Five Hundred Dollars ($12,500.00) per month as compensation for her employment.

b)	To reimburse Employee for out-of-pocket business expenses already paid by her during her service to the Company.

c)	To reimburse Employee for any health insurance payments she has made or will make beginning November 1, 2013.

d)	To issue Employee warrants to purchase up to Four Million Five Hundred Thousand (4,500,000) shares of common stock of the Company at the market price as of November 1, 2013. One Million Five Hundred Thousand (1,500,000) warrants shall vest on November 1, 2013. One Million Five Hundred Thousand (1,500,000) warrants shall vest on June 1, 2014. One Million Five Hundred Thousand (1,500,000) warrants shall vest on June 1, 2015. The Company shall grant Employee an acceleration clause in the above mentioned warrants in the event of a change of control of the Company with an exercise price of the market price as of November 1, 2013.

e)	To pay annual bonuses, if any bonuses are payable during the Term, which shall be determined by the Company, in its sole discretion, in an amount and upon such other performance criteria as shall be fixed by the Board of Directors based upon the performance of the Employee and the Company during the same period.

f)	Employee shall be included in any pension plan in effect as of the date of this Agreement or affected thereafter. Employee’s participation as described in the sentence immediately preceding shall be in relation to Employee’s annual compensation as compared to any other individual’s participation based upon her annual compensation at the time of this Agreement.

g)	SDGR will reimburse Employee for her direct expenses in connection with her duties hereunder including, but not limited to, reasonable travel, entertainment and hotel expenses. Employee shall timely provide such receipts and other documentation of her expenses before any reimbursements will be paid.

6. Termination. This Agreement shall be terminated upon the happening of any of the following:

a)	at the cessation of SDGR’s business activities except as a result of a sale or merger;

b)	upon the mutual consent of the parties hereto;

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c)	upon the death of Employee;

d)	the terminatation of this Agreement for any reason or no reason by either party upon Thirty (30) days prior written notice to the other party. However, Employee cannot terminate this Agreement during a Restricted Period. A “Restricted Period” shall mean the Thirty (30) day period immediately preceding the due date of a quarterly regulatory filing and the Sixty (60) day period immediately preceding the due date of an annual regulatory filing.

7. Covenant not to Compete. Employee hereby covenants and agrees that during the Term of this Agreement and for a period of One (1) year after termination of such Agreement hereunder:

a)	Employee will not in any way, directly or indirectly, solicit, divert, take away or accept, the business of any of the customers of SDGR during the Term of this Agreement for the purpose of selling to any such customer any product or service which was provided or offered by during the Term of this Agreement hereof; and

b)	Employee will not directly or indirectly, attempt or seek to cause

c)	any of the foregoing customers of SDGR to refrain from maintaining or acquiring from or through SDGR any products or services, which were provided or offered by SDGR during the Term hereof, and will not assist any other person or persons to do so. Employee agrees that telephonic or written communication by her to any of the customers described above shall constitute activity by Employee for the purposes of this Agreement.

d)	Employee will not in any way, directly or indirectly solicit, divert, take away or accept the business of any of the suppliers or services providers that were engaged by SDGR during the Term of this Agreement.

e)	Employee will not, directly or indirectly, attempt to seek to cause any of the foregoing suppliers or service providers of SDGR to refrain from selling to, servicing or supplying SDGR with any product or service which was provided or offered to SDGR during the Term hereof, and will not assist any other person or persons to do so. Employee agrees that telephonic or written communication by her to any of the suppliers or services providers described above shall constitute activity by Employee for the purposes of this Agreement.

8. Non – Disclosure. Employee acknowledges that, in order for Employee to effectively perform her duties hereunder SDGR will disclose to Employee certain valuable trade secrets and confidential business information that has been created, discovered or developed by, or that otherwise has become known to SDGR as a result of substantial effort, expense and time incurred by SDGR or which has been assigned or otherwise conveyed. In light of such acknowledgement, Employee hereby agrees as follows:

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a)	Trade Secrets. Employee hereby acknowledges that certain processes, formulas and mechanisms used by SDGR in its operation of its business, are not generally known to the public or to other persons engaged in businesses similar to its business and, as such constitute its trade secrets. Employee hereby agrees never to directly or indirectly disclose or use, or assist anyone else in disclosing or using such trade secrets to any person or entity other than as authorized in the regular course of the performance of this Agreement.

b)	Confidential Information. Employee hereby agrees that during the Term of this Agreement and for a period of One (1) year following termination of such employment, Employee will not divulge, disclose or make accessible to any person or entity the following confidential business information of SDGR (i) marketing plans, strategies and forecasts; (ii) financial statements, budgets, prices, costs and financial projections; (iii) customer names, addresses and contact persons; and (iv) suppliers and service providers and the details of their business agreements.

9. Property of SDGR. Employee agrees that upon termination of this Agreement, she will promptly deliver to SDGR all written and other materials in her possession or control which contain any of the trade secrets and confidential business information described in this Agreement and all other property of SDGR in her possession or control at such time, which was obtained from SDGR or complied or produced for SDGR during the terms of this Agreement, including, but not limited to, records, data, plans, programs, program listings, flow charts, record layouts, computer printouts, magnetic tapes, diskettes, disks, card decks, letters and customer lists with exception of personal diaries.

10. Non-solicitation of Employees. During the Term of this Agreement and for One (1) year thereafter, Employee shall not hire or solicit for employment directly or through or on behalf of any party, any persons who are then employees of SDGR.

11. Relations with Third Parties and Representations of the Parties.

a)	Employee agrees that SDGR may make known to others, either during or subsequent to the Term of this Agreement, the existence of this Agreement and the provisions of all or any part hereof.

b)	Employee represents and warrants that:

i)	She is not in violation of any term of any employment contract, patent or other proprietary information disclosure agreement of any other contract, agreement or any judgment, decree or order of any court or administrative agency relating to or affecting her right to be retained by SDGR because of the nature of this business conducted or proposed to be conducted by SDGR or for any other reasons;

ii)	No such term, judgment, decree or order conflicts with her obligation to use her best efforts to promote the interests of SDGR nor does the execution and delivery of this Agreement, nor the carrying on of SDGR business conflict with any such term, judgment, decrees or order; and

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iii)	Neither she nor any of her affiliates (as that term is defined under the Securities Act of 1933) are a party to any transaction, agreement or understanding to which SDGR is also a party except this Agreement or any agreement executed hereunder, nor does he or any of her affiliates have any interest in any person or entity with whom SDGR does or intends to do business.

c)	SDGR hereby makes the following representations in connection with this Agreement:

i)	SDGR is a corporation duly organized and validly existing by virtue of the laws of the state of its incorporation and is in good standing under the laws thereof.

ii)	The execution of this Agreement by SDGR and the performance by it of the covenants and undertakings hereunder have been duly authorized by all requisite corporate action, and approved by the Board of Directors and SDGR has the corporate power and authority to enter into this Agreement and perform the covenants and undertakings to be performed by it hereunder and is under no other impediment which would adversely affect its ability to consummate or prohibit it from meeting its obligation hereunder.

iii)	This Agreement has been duly authorized, executed and delivered by SDGR and constitutes a valid and legally binding obligation of SDGR enforceable in accordance with its terms.

12. Remedies, Survival, and Severability.

a)	SDGR and Employee agree that in the event of breach of any of the covenants, agreements or obligations under Sections 4, 7, 8, 9, 10 and 11 thereof, remedies at law would be inadequate and either party may seek injunctive relief as well as damages.

b)	The covenants, agreements, representations, warranties and obligations contained in Sections 4, 7, 8, 9, 10 and 11 hereof shall survive the termination of this Agreement for the periods herein set forth.

c)	Each of the covenants, agreements and obligations contained in Sections 4, 7, 8, 9, 10 and 11 hereof shall be independent and severable from the others and should any be for any reason held illegal, invalid or unenforceable in whole or in part, said illegality, invalidity or unenforceability shall not affect the other covenants, agreements and obligations in said Sections.

d)	In the enforcement of their rights hereunder, SDGR and Employee shall return all of their rights under law or in equity to enforce the obligations of the other party hereunder or otherwise, and to seek relief for the acts of the other party subject to the terms of this Agreement.

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13. Miscellaneous.

a)	This Agreement embodies the entire agreement of the parties hereto relating to the subject matter hereof. No amendment, modification, waiver or attempted waiver of this Agreement or any part hereof shall be valid or binding unless made in writing and signed by both parties.

b)	The validity and effect of this Agreement shall be governed by and construed and enforced in accordance with the laws of New York. The parties hereto irrevocably accept and submit to the exclusive jurisdiction of any State or Federal Court of record located in New York County, New York, in any action or proceeding out of or relating to the enforcement of its obligations hereunder.

c)	Any notice required or permitted to be given pursuant to this Agreement shall be sufficiently given when delivered or if sent by Certified mail postage prepaid, return receipt requested, on the third day after such mailing, to the following address:

If to Standard Gold Holdings, Inc.:

611 Walnut Street

Gadsden, Alabama 35901

With a copy to Standard Gold Holdings, Inc.’s counsel:

Brinen & Associates, LLC

7 Dey Street, Suite 1503

New York, New York 10007

If to Employee:

At the address set forth on the signature page

or, as to each party, at such other address as shall be designated by such party in a written notice to the other parties pursuant to the terms of this section.

d)	This Agreement may be executed in one or more counterparts, each of which shall be deemed to be original, but all of which together shall constitute one and the same instrument.

e)	The headings of the sections and subsections hereof have been inserted as a matter of convenience and shall not be used in the interpretation of any provisions of this Agreement.

f)	The failure of either party hereto in any one or more instances to insist upon the performance of any of the terms or conditions of this Agreement, or to exercise any rights or privileges conferred in this Agreement or the waiver by either party of any breach of any of the terms, covenants or conditions of this Agreement shall not be construed as thereafter waiving any such terms, conditions, rights, privileges or covenants, and the same shall continue and remain in full force and effect as if no such forbearance or waiver had occurred.

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g)	Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. Further, to the extent that any term or provision hereof is deemed invalid, void or otherwise unenforceable, but may be made enforceable by amendment thereto, the parties agree that such amendment may be made so that the same shall, nevertheless, be enforceable to the fullest extent permissible under the laws and public policies applied in any such jurisdiction in which enforcement is sought.

14. Severance Payment.

a) Golden Parachute Provision. Employee shall receive the Golden Parachute protections set forth in the Golden Parachute Agreement attached hereto as Exhibit A.

15. Entire Agreement.

a) Incorporation. This Agreement and the exhibits hereto constitutes the entire agreement between the parties and supersedes all prior agreements and understandings, whether written or oral, relating to the subject matter of this Agreement.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement under their seals as of the date and year first written above.

The Company:		The Employee:
Standard Gold Holdings, Inc.		Sharon Ullman

By:	/s/ Tina Gregerson	By:	/s/ Sharon Ullman

Name: Tina Gregerson		Address:	310 First Avenue, Suite 4B
New York, NY 10009
Title: Corporate Secretary and Compensation
Committee Member

By:	/s/ Michael Markiewicz

Name: Michael Markiewicz

Title: Compensaton Committee Member

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EXHIBIT A

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Change of Control Termination Agreement

“Golden Parachute Agreement”

This Change of Control Termination Agreement (the “Agreement”) is entered into as of November 13, 2013 by and between Standard Gold Holdings, Inc., (the “Company”) with its office at 611 Walnut Street, Gadsden, Alabama 35901 and Sharon Ullman, residing at 310 First Ave, Suite 4B, New York, NY 10009.

Recitals

A. The Company considers it essential to the best interests of its stockholders to foster the continuous employment of key management personnel. In this connection, the Board of Directors of the Company (the “Board”) recognizes that, as is the case with many publicly held Companies, the possibility of a change in control may exist and that such possibility, and the uncertainty and questions which it may raise among management, may result in the departure or distraction of management personnel to the detriment of the Company and its stockholders.

B. The Board has determined that appropriate steps should be taken to reinforce and encourage the continued attention and dedication of members of the Company’s management, including yourself, to their assigned duties without distraction in the face of potentially disturbing circumstances arising from the possibility of a change in control of the Company.

C. In order to induce you to remain in the employ of the Company and in consideration of your agreement set forth below, the Company agrees that you shall receive the severance benefits set forth in this Agreement in the event your employment with the Company is terminated subsequent to a “change in control of the Company” (as defined in Section 2 below) under the circumstances described below. This Agreement is meant to supersede any other specific written agreements which may have been entered into between yourself and the Company concerning termination of employment.

Therefore, in consideration of your continued employment and the parties agreement to be bound by the terms contained in this Agreement, the parties agree as follows:

1. Term of Agreement. This Agreement shall commence on this date and shall continue in effect through May 16, 2016; provided, however, that commencing on May 16, 2016 and each May 16th afterwards, the term of this Agreement shall automatically be extended for one additional year unless, no later than the preceding March 1, the Company shall have given notice that it does not wish to extend this Agreement; provided, further, if a change in control of the Company shall have occurred during the original or any extended term of this Agreement, this Agreement shall continue in effect for a period of 12 months beyond the month in which such change in control occurred. Notwithstanding the foregoing, and provided no change of control shall have occurred, this Agreement shall automatically terminate upon the earlier to occur of (i) your termination of employment with the Company, or (ii) the Company’s furnishing you with notice of termination, irrespective of the effective date of such termination.

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2. Change in Control. No benefits shall be payable under this Agreement unless there shall have been a change in control of the Company, as set forth below. For purposes of this Agreement, a “change in control of the Company” shall mean a change of control of a nature that would be required to be reported in response to Item 6(e) of Schedule 14A of Regulation 14A promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), whether or not the Company is in fact required to comply with that regulation, provided that, without limitation, such a change in control shall be deemed to have occurred if (A) any “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act), other than a trustee or other fiduciary holding securities under an employee benefit plan of the Company or a Company owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of stock of the Company, is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing 30% or more of the combined voting power of the Company’s then outstanding securities; or (B) during any period of two consecutive years (not including any period prior to the execution of this Agreement), individuals who at the beginning of such period constitute the Board and any new director (other than a director designated by a person who has entered into an agreement with the Company to effect a transaction described in clauses (A) or (D) of this Section) whose election by the Board or nomination for election by the Company’s stockholders was approved by a vote of at least two-thirds of the directors then still in office who either were directors at the beginning of the period or whose election or nomination for election was previously so approved, cease for any reason to constitute a majority; (C) the Company enters into an agreement, the consummation of which would result in the occurrence of a change in control of the Company; or (D) the stockholders of the Company approve a merger or consolidation of the Company with any other Company, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior to it continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least 30% of the combined voting power of the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation, or the stockholders of the Company approve a plan of complete liquidation of the Company or an agreement for the sale or disposition by the Company of all or substantially all the Company’s assets.

3. Termination Following Change in Control. If any of the events described in Section 2 above constituting a change in control of the Company shall have occurred, you shall be entitled to the benefits provided in Subsection 4(iii) below upon the subsequent termination of your employment during the term of this Agreement unless such termination is (A) because of your death, Disability or Retirement, (B) by the Company for Cause, or (C) by you other than for Good Reason.

(i). Disability; Retirement. If, as a result of your incapacity due to physical or mental illness, you shall have been absent from the full-time performance of your duties with the Company for six consecutive months, and within 30 days after written notice of termination is given you shall not have returned to the full-time performance of your duties, your employment may be terminated for “Disability.” Termination by the Company or you of your employment based on “Retirement” shall mean termination in accordance with the Company’s retirement policy, including early retirement, generally applicable to its salaried employees or in accordance with any retirement arrangement established with your consent with respect to you.

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(ii). Cause. Termination by the Company of your employment for “Cause” shall mean termination upon (A) the willful and continued failure by you to substantially perform your duties with the Company (other than any such failure resulting from your incapacity due to physical or mental illness or any such actual or anticipated failure after the issuance by you of a Notice of Termination for Good Reason as defined in Subsections 3(iv) and 3(iii), respectively) after a written demand for substantial performance is delivered to you by the Board, which demand specifically identifies the manner in which the Board believes that you have not substantially performed your duties, or (B) the willful engaging by you in conduct which is demonstrably and materially injurious to the Company, monetarily or otherwise. For purposes of this Subsection, no act, or failure to act, on your part shall be deemed “willful” unless done, or omitted to be done, by you not in good faith and without reasonable belief that your action or omission was in the best interest of the Company. Notwithstanding the foregoing, you shall not be deemed to have been terminated for Cause unless and until there shall have been delivered to you a copy of a resolution duly adopted by the affirmative vote of not less than three-quarters of the entire membership of the Board at a meeting of the Board called and held for such purpose (after reasonable notice to you and an opportunity for you, together with your counsel, to be heard before the Board), finding that in the good faith opinion of the Board you were guilty of conduct set forth above in clauses (A) or (B) of the first sentence of this Subsection and specifying the particulars in detail.

(iii). Good Reason. You shall be entitled to terminate your employment for Good Reason. For purposes of this Agreement, “Good Reason” shall mean, without your express written consent, the occurrence after a change in control of the Company of any of the following circumstances unless, in the case of paragraph (A), (E), (F), (G) or (H), such circumstances are fully corrected prior to the Date of Termination specified in the Notice of Termination, as defined in Subsections 3(v) and 3(iv), respectively, given in respect of them:

(A) the assignment to you of any duties inconsistent with your status and position as it exists immediately prior to the change in control of the Company or a substantial adverse alteration in the nature or status of your responsibilities from those in effect immediately prior to the change in control of the Company;

(B) a reduction by the Company in your annual base salary as in effect on this date or as the same may be increased from time to time except for across-the-board salary reductions similarly affecting all key employees of the Company and all key employees of any person in control of the Company;

(C) your relocation to a location not within 25 miles of your present office or job location, except for required travel on the Company’s business to an extent substantially consistent with your present business travel obligations;

(D) the failure by the Company, without your consent, to pay to you any portion of your current compensation, or to pay to you any portion of an installment of deferred compensation under any deferred compensation program of the Company, within seven days of the date such compensation is due;

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(E) the failure by the Company to continue in effect any bonus to which you were entitled, or any compensation plan in which you participate immediately prior to the change in control of the Company which is material to your total compensation, including but not limited to any Stock Option Plans, 401(k) Pre-Tax Retirement Savings Plan, and Flexible Benefit Plan, or any substitute plans adopted prior to the change of control in the Company, unless an equitable arrangement (embodied in an ongoing substitute or alternative plan) has been made with respect to such plan, or the failure by the Company to continue your participation in it (or in such substitute or alternative plan) on a basis not materially less favorable, both in terms of the amount of benefits provided and the level of your participation relative to other participants, as existed at the time of the change in control;

(F) the failure by the Company to continue to provide you with benefits substantially similar to those enjoyed by you under any of the Company’s life insurance, medical, health and accident, or disability plans in which you were participating at the time of the change in control of the Company, the failure to continue to provide you with a Company automobile or allowance in lieu of it, if you were provided with such an automobile or allowance in lieu of it at the time of the change of control of the Company, the taking of any action by the Company which would directly or indirectly materially reduce any of such benefits or deprive you of any material fringe benefit enjoyed by you at the time of the change in control of the Company, or the failure by the Company to provide you with the number of paid vacation days to which you are entitled on the basis of years of service with the Company in accordance with the Company’s normal vacation policy in effect at the time of the change in control of the Company;

(G) the failure of the Company to obtain a satisfactory agreement from any successor to assume and agree to perform this Agreement, as contemplated in Section 5 of this Agreement; or

(H) any purported termination of your employment which is not effected pursuant to a Notice of Termination satisfying the requirements of Subsection (iv) below (and, if applicable, the requirements of Subsection (ii) above); for purposes of this Agreement, no such purported termination shall be effective.

Your rights to terminate your employment pursuant to this Subsection shall not be affected by your incapacity due to physical or mental illness. Your continued employment shall not constitute consent to, or a waiver of rights with respect to, any circumstance constituting Good Reason under this Agreement. In the event you deliver Notice of Termination based upon circumstances set forth in Paragraph (A), (E), (F), (G) or (H) above, which are fully corrected prior to the Date of Termination set forth in your Notice of Termination, such Notice of Termination shall be deemed withdrawn and of no further force or effect.

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(iv). Notice of Termination. Any purported termination of your employment by the Company or by you shall be communicated by written Notice of Termination to the other party hereto in accordance with Section 6 of this Agreement. For purposes of this Agreement, a “Notice of Termination” shall mean a notice which shall indicate the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of your employment under the provision so indicated.

(v). Date of Termination, Etc. “Date of Termination” shall mean (A) if your employment is terminated for Disability, 30 days after Notice of Termination is given (provided that you shall not have returned to the full-time performance of your duties during such 30-day period), and (B) if your employment is terminated pursuant to Subsection (ii) or (iii) above or for any other reason (other than Disability), the date specified in the Notice of Termination (which, in the case of a termination pursuant to Subsection (ii) above shall not be less than 30 days, and in the case of a termination pursuant to Subsection (iii) above shall not be less than 15 nor more than 60 days, respectively, from the date such Notice of Termination is given); provided that if within 15 days after any Notice of Termination is given, or, if later, prior to the Date of Termination (as determined without regard to this provision), the party receiving such Notice of Termination notifies the other party that a dispute exists concerning the termination, the Date of Termination shall be the date on which the dispute is finally determined, either by mutual written agreement of the parties, by a binding arbitration award, or by a final judgment, order or decree of a court of competent jurisdiction (which is not appealable or with respect to which the time for appeal has expired and no appeal has been perfected); provided further that the Date of Termination shall be extended by a notice of dispute only if such notice is given in good faith and the party giving such notice pursues the resolution of such dispute with reasonable diligence. Notwithstanding the pendency of any such dispute, the Company will continue to pay you your full compensation in effect when the notice giving rise to the dispute was given (including, but not limited to, base salary) and continue you as a participant in all compensation, benefit and insurance plans in which you were participating when the notice giving rise to the dispute was given, until the dispute is finally resolved in accordance with this Subsection. Amounts paid under this Subsection are in addition to all other amounts due under this Agreement and shall not be offset against or reduce any other amounts due under this Agreement except to the extent otherwise provided in subsection 4(iv).

4. Compensation Upon Termination or During Disability. Following a change in control of the Company, as defined by Section 2, upon termination of your employment or during a period of disability you shall be entitled to the following benefits:

(i). During any period that you fail to perform your full-time duties with the Company as a result of incapacity due to physical or mental illness, you shall continue to receive your base salary at the rate in effect at the commencement of any such period, together with all amounts payable to you under any compensation plan of the Company during such period, until this Agreement is terminated pursuant to Section 3(i) above. Thereafter, or in the event your employment shall be terminated by the Company or by you for Retirement, or by reason of your death, your benefits shall be determined under the Company’s retirement, insurance and other compensation programs then in effect in accordance with the terms of such programs.

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(ii). If your employment shall be terminated by the Company for Cause or by you other than for Good Reason, Disability, death or Retirement, the Company shall pay you your full base salary through the Date of Termination at the rate in effect at the time Notice of Termination is given, plus all other amounts and benefits to which you are entitled under any compensation plan of the Company at the time such payments are due, and the Company shall have no further obligations to you under this Agreement.

(iii). If your employment by the Company shall be terminated (a) by the Company other than for Cause, Retirement or Disability or (b) by you for Good Reason, then you shall be entitled to the benefits provided below:

(A). The Company shall pay you your full base salary through the Date of Termination at the rate in effect at the time Notice of Termination is given, plus all other amounts and benefits to which you are entitled under any compensation plan of the Company, at the time such payments are due, except as otherwise provided below.

(B). In lieu of any further salary payments to you for periods subsequent to the Date of Termination, the Company shall pay as severance pay to you a lump sum severance payment (together with the payments provided in paragraphs C and D, below, the “Severance Payments”) equal to two times the sum of your annual base salary in effect immediately prior to the occurrence of the circumstance giving rise to the Notice of Termination given in respect of them.

(C). The Company shall pay to you any deferred compensation, including, but not limited to deferred bonuses, allocated or credited to you or your account as of the Date of Termination.

(D). In lieu of shares of common stock of the Company (the “Company’s Shares”) issuable upon exercise of outstanding options (“Options”), if any, granted to you under the Company’s Stock Option Plans (which Options shall be cancelled upon the making of the payment referred to below) you shall receive an amount in cash equal to the product of (i) the excess of the closing price of the Company’s Shares as reported on the NASDAQ-NMS Automatic Quotation System on or nearest the Date of Termination (or, if not so reported, on the basis of the average of the lowest asked and highest bid prices on or nearest the Date of Termination), over the per share exercise price of each Option held by you (whether or not then fully exercisable) plus the amount of any applicable cash appreciation rights, times (ii) the number of the Company’s Shares covered by each such Option.

(E). The Company shall also pay to you all legal fees and expenses incurred by you as a result of such termination including all such fees and expenses incurred by you as a result of such termination (including all such fees and expenses, if any, incurred in contesting or disputing any such termination or in seeking to obtain or enforce any right or benefit provided by this Agreement or in connection with any tax audit or proceeding to the extent attributable to the application of Section 4999 of the Internal Revenue Code of 1986, as amended (the “Code”) to any payment or benefit provided under this Agreement)).

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(F). The payments provided for in paragraphs (B), (C), and (D) above, shall be made no later than the fifth day following the Date of Termination, provided, however, that if the amounts of such payments cannot be finally determined on or before such day, the Company shall pay to you on such day an estimate, as determined in good faith by the Company, of the minimum amount of such payments and shall pay the remainder of such payments (together with interest at the rate provided in Section 1274(b)(2)(B) of the Code) as soon as the amount can be determined but in no event later than the 30th day after the Date of Termination. In the event that the amount of the estimated payments exceeds the amount subsequently determined to have been due, such excess shall constitute a loan by the Company to you payable on the fifth day after demand by the Company (together with interest at the rate provided in Section 1274(b)(2)(B) of the Code).

(iv). In the event that you are a “disqualified individual” within the meaning of Section 280G of the Code, the parties expressly agree that the payments described in this Section 4 and all other payments to you under any other agreements or arrangements with any persons which constitute “parachute payments” within the meaning of Section 280G of the Code are collectively subject to an overall maximum limit. Such maximum limit shall be $1 less than the aggregate amount which would otherwise cause any such payments to be considered a “parachute payment” within the meaning of Section 280G of the Code, as determined by the Company. Accordingly, to the extent that such payments would be considered a “parachute payment” with respect to you, then the portions of such payments shall be reduced or eliminated in the following order until the remaining change of control termination payments with respect to you is within the maximum described in this subsection (iv):

(A) First, any cash payment to you;

(B) Second, any change of control termination payments not described herein; and

(C) Third, any forgiveness of indebtedness of yours to the Company.

You expressly and irrevocably waive any and all rights to receive any change of control termination payments, which exceed the maximum limit described in this subsection (iv).

(v). You shall not be required to mitigate the amount of any payment provided for in this Section 4 by seeking other employment or otherwise, nor shall the amount of any payment or benefit provided for in this Section 4 be reduced by any compensation earned by you as the result of employment by another employer, by retirement benefits, by offset against any amount claimed to be owed by you to the Company, or otherwise except as specifically provided in this Section 4.

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(vi). In addition to all other amounts payable to you under this Section 4, you shall be entitled to receive all benefits payable to you under the Company’s 401(k) Pre-Tax Retirement Savings Plan and any other plan or agreement relating to retirement benefits.

5. Successors; Binding Agreement.

(i). The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. Failure of the Company to obtain such assumption and agreement prior to the effectiveness of any such succession shall be a breach of this Agreement and shall entitle you to compensation from the Company in the same amount and on the same terms as you would be entitled to under this Agreement if you terminate your employment for Good Reason following a change in control of the Company, except that for purposes of implementing the foregoing, the date on which any such succession becomes effective shall be deemed the Date of Termination. As used in this Agreement, “Company” shall mean the Company as defined above and any successor to its business and/or assets as which assumes and agrees to perform this Agreement by operation of law, or otherwise.

(ii). This Agreement shall inure to the benefit of and be enforceable by your personal or legal representatives, executors, administrators, heirs, distributees, and legatees. If you should die while any amount would still be payable to you if you had continued to live, all such amounts, unless otherwise provided in this Agreement, shall be paid in accordance with the terms of this Agreement to your legatee or other designee or, if there is no such designee, to your estate.

6. Notice. For the purpose of this Agreement, all notices and other communications provided for in the Agreement shall be in writing and shall be deemed to have been duly given when delivered or mailed by United States registered or certified mail, return receipt requested, postage prepaid, addressed to the respective addresses set forth on the first page of this Agreement, provided that all notices to the Company shall be directed to the attention of the Board with a copy to the Secretary of the Company, or to such other address as either party may have furnished to the other in writing in accordance with this Agreement, except that notice of change of address shall be effective only upon receipt.

7. Miscellaneous. No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by you and such officer as may be specifically designated by the Board. No waiver by either party to this Agreement at any time of any breach by the other party of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter of this Agreement have been made by either party which are not expressly set forth in this Agreement. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of New York. All references to sections of the Exchange Act or the Code shall be deemed also to refer to any successor provisions to such sections. Any payments provided for shall be paid net of any applicable withholding or deduction required under federal, state or local law. The obligations of the Company under Section 4 shall survive the expiration of the term of this Agreement.

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8. Validity. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

9. Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

10. Arbitration. Any dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by arbitration in the State of New York, in accordance with the rules of the American Arbitration Association then in effect. Judgment may be entered on the arbitrator’s award in any court having jurisdiction; provided, however, that you shall be entitled to seek specific performance of your right to be paid until the Date of Termination during the pendency of any dispute or controversy arising under or in connection with this Agreement.

11. Entire Agreement. This Agreement sets forth the entire understanding of the parties with respect to its subject matter and supersedes all prior written or oral agreements or understandings with respect to such subject matter.

If this letter sets forth our agreement on its subject matter, kindly sign and return to the Company the enclosed copy of this letter which will then constitute our agreement on this subject.

Sincerely,

The Disinterested Members of the Compensation Committee of Standard Gold Holdings, Inc.:

By:	/s/ Tina Gregerson
Tina Gregerson

By:	/s/ Michael Markiewicz
Michael Markiewicz

Key Management Personnel: Sharon Ullman

By:	/s/ Sharon Ullman
Sharon Ullman

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